Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF IBOTTA, INC.
Ibotta, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
1.    The name of the Corporation is Ibotta, Inc. The Corporation was originally incorporated on October 31, 2011, under the name “Zing Enterprises, Inc.”
2.    Article IV of the Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation is hereby amended and restated to read in its entirety as follows:
“ARTICLE IV
The total number of shares of stock that the Corporation shall have authority to issue is 57,245,954 consisting of 40,000,000 shares of Common Stock (“Common Stock”), $0.00001 par value per share, and 17,245,954 shares of Preferred Stock, $0.00001 par value per share. The first series of Preferred Stock shall be designated “Series Seed Preferred Stock” and shall consist of 2,407,363 shares. The second series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 1,984,186 shares. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 3,824,091 shares. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 3,300,548 shares. The fifth series of Preferred Stock shall be designated “Series C-1 Preferred Stock” and shall consist of 1,578,552 shares. The sixth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 4,151,214 shares.”
3.    This Amendment of the Corporation’s Certificate has been duly authorized and adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
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IN WITNESS WHEREOF, Ibotta, Inc. has caused this Certificate of Amendment to be signed by Bryan W. Leach, a duly authorized officer of the Corporation, on February 10, 2022.

By:	/s/ Bryan W. Leach
Bryan W. Leach
Chief Executive Officer, President and Secretary